Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-180285 and 333-204224) of Allison Transmission Holdings, Inc. of our report dated September 16, 2025, except for the effects of the restatement discussed in Note 1 to the combined financial statements, as to which the date is November 3, 2025, relating to the financial statements of the Off-Highway business of Dana Incorporated, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

March 13, 2026